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                                                                  EXHIBIT (C)(1)

                                                                         ANNEX A
BB&T Capital Markets
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                                                      P.O. Box 1575
                                                      909 East Main Street
                                                      (23219)
                                                      Richmond, VA 23218-1575

                                January 3, 2002

Board of Directors
Aramex International Limited
2 Badr Shaker Alsayyab Street
Um Uthayna, P.O. Box 3371
Amman 11181
Jordan

Members of the Board:

     We understand that Aramex International Limited (the "Company"), Rasmala Distribution (Cayman) Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands ("Parent"), and Rasmala Distribution (Bermuda) Limited, a company organized under the laws of Bermuda and a wholly owned subsidiary of Parent ("Purchaser"), entered into an Agreement and Plan of Amalgamation dated as of January 3, 2002 (the "Agreement").

     As stated in the Agreement, the Purchaser intends to, as promptly as practicable (but in no event later than ten (10) business days following the public announcement of the execution of the Agreement, commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer to purchase for cash consideration all of the outstanding common shares of the Company, at a price of US$12.00 per share (the "Offer"). Following the acquisition of the common shares of the Company pursuant to the Offer, the Purchaser intends to conduct a compulsory acquisition of all outstanding common shares not tendered to it in the Offer or to cause the Company and Purchaser to be amalgamated pursuant to the laws of Bermuda (the "Second-Step Transaction," and, together with the Offer, the "Transaction"). We understand that the holders of common shares of the Company (other than those who have exercised appraisal rights in connection with the potential amalgamation) will be entitled to receive US$12.00 per share in cash for their shares in the Second-Step Transaction. The terms and conditions of the Transaction are more fully set forth in the Agreement.

     You have requested our opinion with respect to the fairness from a financial point of view, as of the date of this letter, to the shareholders of the Company of the consideration to be received by them in the Transaction pursuant to the Agreement. BB&T Capital Markets, a division of Scott & Stringfellow, Inc., as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     We will receive a fee upon the delivery of this opinion and the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In the past, BB&T Capital Markets and its affiliates have provided financial advisory services and financing services for the Company and have received fees for the rendering of these services. Additionally, an employee of BB&T Capital Markets, Frank F. Mountcastle, III, Managing Director of Logistics & Transportation Services investment banking, has served as a director on the board of the Company since September 2001.

     In developing our opinion, we have, among other things: (1) reviewed the Agreement and discussed with management and representatives of the Company the proposed material terms of the Transaction; (2) reviewed certain publicly available financial statements and other information of the Company; (3) conducted discussions with members of senior management of the

 BB&T CAPITAL MARKETS IS A DIVISION OF SCOTT & STRINGFELLOW, INC., A REGISTERED
        BROKER/DEALER SUBSIDIARY OF BB&T CORPORATION - MEMBER NYSE/SIPC
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Board of Directors
Aramex International Limited
January 3, 2002
Page 2

Company concerning the Company's businesses and prospects; (4) reviewed the historical market prices and trading activity for the Company's common shares and compared such prices and trading activity with those of certain publicly traded companies which we deemed to be relevant; (5) compared the financial position and results of operation of the Company with those of certain publicly traded companies which we deemed to be relevant; (6) compared the proposed financial terms of the Transaction with the financial terms of certain other business combinations which we deemed to be relevant; (7) reviewed the premiums paid by the purchasers in other business combinations relative to the closing price one day prior to the announcement, five days prior to the announcement, and thirty days prior to the announcement; (8) analyzed a discounted cash flow scenario of the Company based upon estimates of projected financial performance prepared by the management of the Company; and (9) reviewed other such financial studies and analyses and performed such other investigations and took into account all other matters as we deemed to be material or otherwise necessary to render our opinion, including our assessment of regulatory, economic, market, and monetary conditions. We did not consider any benefits that may inure to any shareholder of the Company as a result of the Transaction or any related transactions other than in such party's capacity as a shareholder of the Company. We were not asked to, and did not, solicit any indications of interest in the Company from other potential acquirers.

     In conducting our review and arriving at our opinion, we discussed with members of management and representatives of the Company the background of the Transaction, the reasons and basis for the Transaction and the business and future prospects of the Company. We have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of the Company, and all of the publicly available financial and other information referred to above. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of the Company. We have also assumed, with your consent, that the Transaction would be consummated in accordance with the terms of the Agreement, without any additional amendment thereto and without waiver by the Company or the Purchaser of any of the conditions to their respective obligations thereunder.

     We have taken into account our assessment of general economic, financial, market and industry conditions as they exist and can be evaluated as of the date hereof, as well as our experience in business valuations in general. We did not take into account any changes that could have occurred, or information that could have become available, after the date of our opinion, including without limitation changes in the terms of the Agreement. It should be understood that subsequent developments may have affected this opinion and we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the transaction contemplated pursuant to the Agreement as compared to any alternative business transaction that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the transaction contemplated by the Agreement. We have also assumed that, in the course of obtaining regulatory and third party consents for the Transaction, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial condition of the Company.

     Our opinion expressed herein was prepared for the use of the Board of Directors of the Company in connection with its consideration of the Transaction and does not constitute a recommendation to the Company's shareholders as to whether they should tender their shares in the Offer or how they should vote at any shareholders' meeting in connection with the Transaction. Our opinion may not be used for any other purpose without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to any tender offer, going private statement or solicitation/recommendation statement distributed in connection with the Transaction.
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Board of Directors
Aramex International Limited
January 3, 2002
Page 3

     On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions and assumptions noted above, it is our opinion that, as of the date hereof, the consideration to be received in the Transaction is fair from a financial point of view to the shareholders of the Company (other than Parent, Purchaser and their respective affiliates).

                                        Very truly yours,

                                        BB&T CAPITAL MARKETS
                                        A Division of Scott & Stringfellow, Inc.

                                        By: /s/ MATTHEW G. THOMPSON, JR.
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                                          Matthew G. Thompson, Jr.
                                          Managing Director